Exhibit Index
                                  -------------


SUB-ITEM 77C

       Submission of matters to a vote of security holders.
       Filed herein as Exhibit 99.77C.

SUB-ITEM 77D

      Changes to certain of the Funds' investment policies are filed herein as Exhibit 99.77D.

SUB-ITEM 77Q1

(e)    Investment Advisory Agreement between Founders Funds, Inc.
       and Founders Asset Management LLC dated April 1, 1998.
       Filed herein as Exhibit 99.77Q1.